Union Pacific Resources Group Inc.

News Release                                                          [UPR LOGO]
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                        UPR REVISES OFFER FOR PENNZOIL TO
                        $84 PER SHARE CASH FOR ALL SHARES

                  All Cash Proposal Eliminates Pennzoil Excuses
                    For Denying Shareholders Right to Choose

       UPR Also Proposes Opportunity for Pennzoil Shareholders to Benefit
      from Any Increase in Value of Pennzoil International E&P Properties,
                             If Pennzoil Negotiates

FOR IMMEDIATE RELEASE -- Fort Worth, TX - Oct. 6, 1997 - Union Pacific Resources Group Inc. (NYSE: UPR) today announced a revised offer to acquire Pennzoil Company. UPR is now offering to purchase all outstanding shares of Pennzoil common stock for cash at $84 per share. This offer is not conditioned upon financing.

"Our revised offer requires the Pennzoil Board to demonstrate to its shareholders how Pennzoil, on its own, can provide value greater than our offer," said Jack L. Messman, Chairman and Chief Executive Officer of UPR. "This all cash proposal offers Pennzoil shareholders two clear alternatives: receive $84 per share in cash today from UPR, or hold Pennzoil stock indefinitely in the hope that Pennzoil's undisclosed strategic plan might someday provide more than $84 per share in present value.

In a letter today to Pennzoil Chairman James L. Pate, Mr. Messman said, "Since our initial offer in June, you have had ample time to explain to your shareholders how Pennzoil, on its own, can deliver more than $84 per share in present value. In our opinion, you have failed to do so," Mr. Messman continued. "There can be no excuses for continuing to deny Pennzoil shareholders their right to choose between our $84 cash offer and your plan. The only obstacle to giving Pennzoil shareholders the opportunity to choose between these alternatives is the refusal by Pennzoil's Board of Directors to redeem Pennzoil's poison pill and to remove its other takeover defenses. We are willing to accept the judgment of your shareholders as to which of the two alternatives they prefer; are you? If not, we can only conclude that Pennzoil fears the decision its own shareholders will make."

               UPR Proposes Offering Pennzoil Shareholders Upside
               --------------------------------------------------
      Potential of International E&P Properties, If Pennzoil Will Negotiate
      ---------------------------------------------------------------------

In the letter, Mr. Messman also wrote, "We believe our $84 per share cash offer fully and fairly values all of Pennzoil's businesses. Clearly, industry analysts and your own shareholders overwhelmingly agree.

You have claimed, as an excuse for denying your shareholders the opportunity to accept our offer, that we have underestimated the long-term potential of Pennzoil's international (i.e., non-North American) exploration and production assets. Based on our own assessment, we disagree. "However, if Pennzoil will begin negotiations, UPR is prepared to consider a transaction structure which would provide Pennzoil shareholders the opportunity to benefit directly from a future increase in value, if it occurs, of Pennzoil's international E&P assets, above the $600 million in value that UPR has ascribed to those assets."

Mr. Messman also noted that the international valuation assumes the commercial viability of Pennzoil's high-profile Karabakh prospect in the Caspian Sea, and that Pennzoil has indicated that results from the first exploratory well should be known soon.

Mr. Messman's letter to Mr. Pate goes on to state: "Although we cannot make this additional value feature a part of our tender offer at this time, because we need Pennzoil's cooperation to implement this approach, there are several ways this could be accomplished. For example, one way might be to form an entity to hold the international E&P assets and to distribute to every Pennzoil shareholder, in addition to $84 per share in cash, a combination of target or common stock and related warrants in that entity."

The full text of Mr. Messman's letter to Mr. Pate is attached.

                    UPR's Proven Business Model Would Quickly
                    -----------------------------------------
           Increase Production from Pennzoil's Oil and Gas Properties
           ----------------------------------------------------------

In announcing the all cash tender offer today, Mr. Messman also reiterated the powerful business rationale for acquiring Pennzoil: "This combination is driven by the opportunity to apply UPR's proven business model to Pennzoil's drill sites and create value through growth - something Pennzoil has been unable to do. Pennzoil has a substantial domestic property base with unexploited opportunities for development and exploratory drilling. By increasing production and reserves from those assets, this acquisition will allow UPR to perform even beyond our established growth targets."

Mr. Messman added that, "After acquiring Pennzoil, we intend to maintain a strong investment grade credit rating and the financial flexibility to fund our business plan. Following the closing of the Pennzoil acquisition, we plan to refinance our acquisition financing through a combination of asset sales and the public or private sale of equity and debt securities.

                            Terms of the Transaction
                            ------------------------

Pennzoil shareholders will be entitled to receive $84 per share in cash, either in the tender offer or in a subsequent merger between Pennzoil and a wholly-owned subsidiary of UPR. This proposal revises the offer UPR made on June 23, 1997 to acquire Pennzoil for a combination of $84 per share in cash for 50.1% of Pennzoil's outstanding shares and UPR stock for the remaining shares. The revised offer is subject to the same conditions as the original offer.

A total of 61.5% of Pennzoil shares were tendered into UPR's tender offer as of the initial expiration date of July 21, 1997. The tender offer was previously scheduled to expire on October 29, 1997, prior to being extended today to midnight New York time on November 5, 1997. At the close of business on October 3, 1997, a total of 18,187,684 Pennzoil shares, or over 38.5% of outstanding shares, still remained tendered. The normal practice for many investors in a tender offer is to withdraw their shares temporarily after the initial expiration date in order to give themselves trading flexibility prior to re-tendering at a later date.

As with the original offer, the revised offer will generate immediate and ongoing accretion to UPR's cash flow per share, which is the primary measurement of value in the E&P industry, while it will have a near-term dilutive effect on earnings per share. Based on the revised offer, UPR estimates that after completion of the Pennzoil acquisition, using debt to finance the purchase of Pennzoil common stock and assuming no refinancing of that acquisition debt, 1998 discretionary cash flow per share could increase by approximately 45% and 1998 earnings per share could decrease by approximately 75%, as compared to 1998 consensus estimates. The Company's estimates are subject to a number of assumptions, including a year-end 1997 completion of the acquisition. These per share figures will be affected as the Company implements the refinancing of acquisition debt through the contemplated combination of asset sales and sale of equity and debt securities.

UPR is the largest domestic independent oil and gas exploration and production company. Headquartered in Fort Worth, Texas, UPR has been the #1 domestic driller for the past five years.

This press release is not an offer to purchase shares of Pennzoil, nor is it an offer to sell any securities which may be issued in a merger involving Pennzoil and a subsidiary of UPR. The cash tender offer by a subsidiary of UPR to acquire all of Pennzoil's common shares will be made solely by the Offer to Purchase, the Supplement thereto, and the related Letter of Transmittal. Any issuance of securities in any merger involving Pennzoil and a subsidiary of UPR would have to be registered under the Securities Act of 1933, as amended, and such securities would be offered only by means of a prospectus complying with such Act.

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding future drilling and development activities, the achievement of future growth targets, estimates of discretionary cash flow and earnings per share, future financing activities and the effect thereof and other matters. Actual results may vary materially for the reasons detailed in UPR's SEC reports, including its reports on Form 10-K for the year ended December 31, 1996 and on Form 10-Q for the quarter ended June 30, 1997.

                                     # # # #

Media Contacts:                                Investor Relations Contact:
Walter Montgomery                              Michael Liebschwager
October 6 Only: 817-877-6527                   817-877-6531
After October 6: 212-484-6721
Pat Doyle                                      On the Internet:   www.upr.com
817-877-6527